Exhibit 99.1

Amedisys, Inc.

First Quarter 2004 Earnings

May 4, 2004

10:00 a.m. EST

OPERATOR: Good morning and welcome to the Amedisys <Company: Amedisys, Inc.; Ticker: AMED; URL: http://www.amedisys.com > First Quarter 2004 Earnings conference call. At this time all parties have been placed on a ‘listen only’ mode and the floor will be open for your questions following the presentation. It is now my pleasure to introduce your host, Mr. Brian Ritchie of NRP <Company: Noonan Russo Presence; URL: http://www.noonanrusso.com/ >. Sir, the floor is yours.

BRIAN RITCHIE, NOONAN RUSSO PRESENCE: Good morning and thank you for joining us today for Amedisys investor conference call to discuss recent corporate developments relative to this morning’s first quarter 2004 earnings announcement. By now you should have received the press release. If for some reason you have not received the press release or are unable to arrive onto the webcast please call me, Brian Ritchie of Euro RCG Life NRP at 212 845-4269 and I will be happy to assist you. Speaking today we have the Company’s President and Chief Executive Officer, Bill Borne; the Company’s Chief Financial Officer, Greg Browne; and the Company’s Chief Operating Officer, Larry Graham. Management will give you an overview of the quarter highlights and then open the call for questions and answers.

Before we get started we would like to remind you that this conference may contain forward-looking statements regarding future events or the future financial performance of the Company including, without limitation, statements regarding operation, operating results in calendar 2004, earnings per share in 2004, growth opportunities and other statements that refer to Amedisys’ plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based on the information available to Amedisys today and the Company assumes no obligation to update these statements as circumstances change. For additional information please the cautionary statements included in Amedisys’ most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission. At this time I will turn the conference call over Bill Borne. Please go ahead Mr. Borne.

BILL BORNE, AMEDISYS, INC.: Thanks Brian. Welcome. I would like thank everyone for your participation in our 2004 first quarter conference call. As always, we appreciate your continued support and enthusiasm for the Company. Amedisys continues to focus on the four strategic initiatives that we have outlined in previous calls. To restate; our efforts are focused on internal growth supplemented with acquisitions that meet our stated criteria. We are excited about the 22 percent organic growth rate of admissions for the first quarter as compared to the 10 percent in the fourth quarter and 7 percent in the first quarter of 2003. One of the factors behind our strong internal growth is our focus on sales, marketing and developing our specialty disease programs. Now we will comment further on additional factors behind this exciting rate of internal growth, but I would like to give my thanks to our staff for their hard work that has made this possible.

While it somewhat premature to state that we can continue this extraordinary rate of growth, we are very optimistic about our internal growth trends. The acquisition of eleven Tenet agencies and two associated hospices from Tenet Healthcare is now complete with the exception of one agency in Florida and we are very pleased with the progress made so far in the system integrations. In addition, the sales and operational leadership from all their chemic locations attended a recent training session and I am very excited about their enthusiasm for this transition. This acquisition is expected to accreted in 2004 although it did not materially contribute to our first quarter.

At March 31st 2004 our total cash was in excess of $24 million dollars despite having paid over $14 million in scheduled payments to Tenet in early March. Our balance sheet continues to show significant improvement and, in addition, the finalization of the GE credit facility adds to our financial flexibility which will allow us to take advantage of of many acquisitions.

Our previous communicating guidance indicates that our revenue for 2004 would be approximately $200 million dollars. We are pleased to revise this number, as well as our ETS, upward. Greg will elaborate on our guidance shortly.

Our aggressive internal growth plans coupled with recent significant acquisitions, as well as our ongoing consideration of additional acquisitions, will require further extension of our operational and management infrastructure. Please keep in mind that our guidance reflects consideration of increased administrative costs. The ongoing focus of our staged growth strategy combined with the stable reimbursement environment of Medicare well positions Amedisys to be the nations’ leading Medicare home nursing provider. I would like to conclude my remarks by extending my heartfelt thanks to all of our Amedisys staff whose dedicated efforts help every day to carry out our mission. I will now pass this call to Greg so he can provide our financial overview which will then be followed by Larry with a brief operational update. Following Larry’s update we will open the call to the Q&A session. Thank you.

GREG BROWNE, AMEDISYS, INC.: Thanks Bill. I will now discuss financial highlights for the three months ended March 31st, first with respect to the income statement and the balance sheet as well as my brief comments on the Tenet acquisition, reimbursement, and guidance. I also intend to address the significant sequential improvement in revenue.

For the quarter our revenues of $47.3 million represent an increase of 62 percent from 2003 and reflect the fiscal internal growth, discussed by Bill, as well as the acquisitions of Metro, Houston and, to a lesser extent, Tenet. These acquisitions accounted for approximately $8 million dollars of the $16.2 million dollar increase in revenues over the first quarter of 2003.

Our reported gross margin for the quarter of $27.9 million reflected a percentage of 58.9 percent of revenue which is consistent with both the first quarter number from 2003 and the figure for the full 2003 year of approximately 59 percent.

Our general and administrative expenses at $21 million dollars were higher by $2 million dollars than the fourth quarter of 2003 primarily due to additions at our various locations as well as at the corporate office to deal with this strong growth. However, reflecting our operating leverage, those expenses continue to decline on a percentage of revenue basis with the most recent quarter at 44.3 percent, when compared with the fourth quarter at 45.2 percent and over 51 ½ percent in the first quarter of 2003.

For the first quarter our operating income of $6.9 million was substantially above the $2.2 million reported in the first quarter of 2003. For the three months ended March 31st other expenses totaled only $76, 000 dollars with total interest expense for the quarter at $124,000 and for the quarter our net income was $4.2 million or $0.34 per diluted share is after a tax provision of 38.2 percent when compares with $1.1 million in the first quarter of 2003.

The increase in revenues from the fourth quarter of $5.2 million is attributable approximately to the following factors: $2.7 million is due to internal growth and Medicare completed episodes and census of over 9 percent from the previous quarter that is Q4, $700,000 is due to our fourth quarter from the Houston acquisition and one month of the first growth of Tenet agencies, and $300,000 dollars is due to a further increase of revenue per episode over and above the reimbursement increase we received last October. It should be noted that in the fourth quarter of 2003 our revenue was reduced by $1.3 million in Medicare reserves. The additional increase in revenue per episode, taking the total to approximately $2,550 in the first quarter, represent represents an increase if forty basis points over the fourth quarter and is due to the improvement in the overall case mix. As previously discussed, Amedisys now completes over 16,000 episodes of care each quarter and relatively small variations in revenue-per-episode can cause significant changes to annual revenue. These numbers will therefore vary from quarter to quarter and should not be taken as an indication that this sort of improvement can be achieved in subsequent quarters.

With reference to the balance sheet; it’s been mentioned that our cash balances totaled $24.3 million at March 31st, although I should point out that $4.5 million has subsequently been paid out to Tenet as part of its preferred payment arrangements. The Company made scheduled debt payments of $1.8 million dollars during the first quarter and, to reiterate, the Company no longer has any interest owing debt to CMS.

We expect to pay down principal of approximately $3.6 million during the balance of 2004 and total debt, including Medicare liabilities, totals $16.4 million at March 31st, a net reduction of $1.25 million during the quarter, reflecting our ongoing commitment to de-leveraging the Company.

Our daily sales are steady, increased to thirty-five days at March 31st from the forty days we reported at December, primarily as a result of the completion of the integration of the Metro acquisition. However, I would point out that the Tenet acquisition will again start to push these numbers upwards until the change of ownership paperwork is complete. In addition, I would like to add that the Company now expects to be paying cash taxes consistent with the tax expense commencing in the third quarter of 2004.

Capital expenditure for the quarter totals $730, 000 dollars and we continue to expect a number for fiscal 2004 of approximately $3 million. Cash flow was clearly very strong with EBITDA at $7.8 million and cash flow from operations for the quarter at $9.7 million. Bill mentioned that we have now finalized an agreement with GE Healthcare Financial Services in relation to a $25 million dollar revolving credit facility although there are no immediate plans to draw on the facility. It does, however provide the Company with immediate resources in the case of potential acquisition candidates and may also be utilized for general coffer purposes.

Reimbursement: to re recap the current reimbursement environment; effective October the 1st last year, legislation for a market basket increase went into effect. This amounted to approximately 3 percent increase in Medicare revenue-per-episode when specifically applied to Amedisys. The Prescription-Drug Act passed in December enacted two changes to Medicare reimbursement; first a twelve-month 5 percent increase in reimbursement for patients in rural areas, approximately 28 percent of our total, and secondly a 0.8 percent reduction in the base episode rate extending for thirty-three months to December 2006. Both these changes were effective for Medicare episodes ending on or after April the 1st 2004 and represent a net increase of 0.6 percent through December the 31st 2004.

Effective January the 1st 2005 Amedisys will receive the market basket increase currently estimated to be between 2 and 3 percent, although to reiterate Med Tec has recommended this might be reduced to zero, although our industry association, the National Association of Homecare, believes it unlikely that Congress will address reimbursement issues this year, it is still possible and CMS also has regulatory means to impact reimbursement. It also appears that CMS will in the near future review the writing of both the components of the market basket and as well as the geographical wage index as part of this previously scheduled process.

The Tenet transaction: the acquisition price of $19.2 million was paid $14.2 million on March the 1st with the balance in equal installments on April the 1st and May the 1st. We continue to point out that it is likely to take six to twelve months to bring the earnings for these agencies to the level of our existing locations and there will be a need for additional personnel to be added from an administrative standpoint.

Guidance: we are raising our earnings-per-share guidance for 2004 to a $1.25 to $1.33 per share on revenues of between $200 and $210 million dollars and for the second quarter of 2004 to the be between $0.28 and $0.32 per-diluted-share. This guidance includes the impact of the Tenet transaction. Our guidance is the diluted shares will total approximately $12.8 million for both the second quarter and for the full 2004 year. Larry will now comment on operations.

LARRY GRAHAM, AMEDISYS, INC.: Thank you Greg. We are pleased with our first quarter internal growth rate over last year and Medicare admissions of 22 percent and our total growth rate over last year and Medicare admissions of 36 percent. These are record growth rates for our Company. The primary drivers of this substantial growth were; a culmination of the full roll out of disease management programs which includes heart at home, diabetes at home, partners in wound care, better balance at home, better strength at home and joint recovery, expanded business development training for operations and sales across all regions, successful startups in Tennessee and Florida, and expansion of our professional sales management. We estimate that our second quarter growth rate will be at least 14 percent. During the second quarter we will focus on the launch of our pre-surgery and psychiatric programs. We believe these new programs represent future growth opportunities for Amedisys. Historically, we have seen growth in each category of disease management program we have rolled out as a company. We believe that we have created an effective platform to both generate and service future organic growth.

In the area of clinical operations we continue to expand our wound telemedicine service throughout the Company. We believe that our Partners in Wound Care program which has key business alliances with ConvaTec <Company: Convatec; URL: http://www.convatec.com >, Hill-Rom <Company: Hill-Rom Company Inc; URL: http://www.hill-rom.com > and Mead Johnson <Company: Mead Johnson Nutritionals; URL:http://www.meadjohnson.com >, coupled with the expert wound compensation throughout the system, will continue to be a successful driver of positive wound care outcomes and efficiency for Amedisys.

Related to the Tenet acquisition which we began integrating during March of 2004; we have completed the systems conversion for all six of the home health agencies transferred on March 1st and April 1st. This places us on track with our previously stated goals of having our IQ systems in place by June of 2004. All of the Tenet five directors and sales force have successfully completed our director and sales training session.

In summary, we are pleased with the quarter 1 results and operational milestones reached and are optimistic about future performance. We continue to focus on being the premier lowest-cost, high-quality provider in home health. We believe that focus, our execution and commitment to clinical excellence will separate us from our competition. I would like to express our appreciation for the continued support of our shareholders, customers, employees and vendors.

At this time we will open the call to your questions. Please limit yourself to two questions so we may that we may allow everyone who wishes to ask a question. Time permitting, we will allow for follow-up questions. Thank you. Operator....

OPERATOR: Thank you. The floor is now open for questions. If you have a question, please press ‘*’ ‘1’ on your touch-tone phone. If, at any point, your question has been answered you may remove yourself from the queue by pressing the ‘#’ key. The questions will be taken in the order they are received. We do ask that while you pose your question that you pick up your handset to ensure proper sound quality. Please hold as we poll for questions.

Our first question is coming from Art Henderson of Jefferies & Company <Company: Jefferies & Company, Inc; Ticker: JEF; URL: http://www.jefco.com >.

ART HENDERSON, JEFFERIES & COMPANY: Hi, good morning, very nice quarter. A couple of questions for you; first, as far as the sales growth that we, the increase in admissions, Medicare admissions during the quarter you highlighted a few areas that contributed to that growth and I was wondering, Larry, which do you which do you think is the biggest driver of that? Obviously you’ve had sales efforts going on for a long time and it appears to be in the disease management side. Can you can you provide a little more color on what’s so attractive about that?

LARRY GRAHAM: Our top diagnosis in homecare; thanks Art for your question; are cardiac room care therapy and diabetes. We also had significant growth in all four of these areas and last year if you look at our operating results it was a year where we continually improved our margins and our operating results and this year we have really started to focus as a Company on internal growth and we started seeing that in the last half of last year and obviously in the first quarter of this year and it really is a culmination of all these areas; I can’t point to one specific area other than you do see significant growth in all of our disease management programs.

ART HENDERSON: Okay, on the acquisition side, could you detail sort of the expenses that you expect to throw at the Tenet acquisition, and what areas they’ll be in and also could you give an outlook sort of pipeline acquisition pipeline targets that you may be looking at, not necessarily names specific, but what are looking at?

GREG BROWNE: Arthur, this is Greg. In terms of the expenses that will added as a result of the Tenet acquisition, that will generally be through out our corporate office functions. Particularly, I would say, the clinical operations area, marketing support, billing functions, our central call-in office. And you know junior accounting and systems areas I mean you know we added a lot of revenue in 2003 with very little increase in our in our corporate (inaudible) and as I think I discussed on the last call we’re now going through the step of a of a of function for any corporate (inaudible) and it’ll be it’ll be in most of the areas here.

ART HENDERSON: Do you have a dollar amount that you think you’ll...

GREG BROWNE: I’m not prepared to put a precise dollar on amount on it at this time but we’re starting to see it already and we will answer more in the second quarter.

ART HENDERSON: Okay, and any comment on the pipeline acquisition wise, what you’re looking at?

GREG BROWNE: Art, as far as acquisitions you know we have several that are in the $2 to $20 million dollar in revenue range. There are some larger opportunities out there but as evidenced by our past history we are very cautious. A typical acquisitions date in pipeline is only two years possibly. We have several that have been met the time criteria. There is live activity as you are aware on the street but you know our sweet spot is started $2 to $20 million in revenue. There are some significantly larger deals out there. If we approach those we will approach those very cautiously and it would have to be a good return, it would have to be a cultural shift, but there are some extraordinary opportunities on the market today.

ART HENDERSON: Have you made any acquisitions since the quarter end?

GREG BROWNE: Arthur, we have in fact made a small acquisition since the quarter end. It’s not the one that not we wanted a separate disclosure it but it would be included in our 10-Q and it’s in the Oklahoma market, but that’s all so far.

ART HENDERSON: Okay, great. Thanks a lot. Very nice work.

GREG BROWNE: Thank you.

OPERATOR: Thank you. Our next question is coming from John Ransom of Raymond James <Company: Raymond James & Associates; Ticker: RJF; URL: http://www.raymondjames.com >.

JOHN RANSOM, RAYMOND JAMES & ASSOCIATES: Hi, good morning. This one’s for Greg, I think. Greg, I guess we’re in unchartered waters here with the stabilized reimbursement and the volume growth that you’re putting out plus the acquisitions, a long-winded way to ask; could you give us some help with some sequential revenue expectations for the next couple of quarters factoring in all of these issues?

GREG BROWNE: Yeah,

JOHN RANSOM: and that and your guidance, thanks.

GREG BROWNE: Thank you, thank you John. Yeah we are in somewhat unchartered waters. We you know first of all I would say you know we’re not of course having seen such an enormous increase in our growth rate in the first quarter to 22 percent…

JOHN RANSOM: Uh hum.

GREG BROWNE: We’re not as yet of course gotten there without maintaining that rate of growth as we discussed and the seasonality will start to kick in the month or so and extend through the summer so on the other flipside of course we’ll be adding the Tenet agencies this quarter which should add about $5 $5 million to this quarter so I’m expecting about $52 to $53 million dollars in revenue for the current count quarter…

JOHN RANSOM: Okay.

GREG BROWNE: And probably a similar number for Q3…

JOHN RANSON: Okay.

GREG BROWNE: And then as soon we know (inaudible) we’ll call the number in Q4.

JOHN RANSOM: And just so just for who else is keeping score is there any timing issue all in the second quarter or is everything in for the full three months?

GREG BROWNE: No, there some timing issues. The last group of Tenet agencies came on May 1st and generally the first month’s revenue is a little later on after these acquisitions so that’s why you probably only see about $5 million for the current quarter.

JOHN RANSOM: Yeah. Remind what percent of revenue this last group represented of the acquisition?

GREG BROWNE: I don’t have the precise number in front of me, John, but it it’s probably you know about a third.

JOHN RANSOM: About a third? Okay, and then secondly this is I’ll let anybody who wants to take this one. This is more of a big picture question but your revenue per case is above the average and you know presumably that’s probably a function of your acuity and case mix. If, if you think about worst case what CMS could do for to you as opposed with a case mix case mix adjustors; how do you think about the downside risk of the administrative changes and how would you react to that if at all? Thanks.

LARRY GRAHAM: John, this is Larry. Thanks for your question. Already, Bill said he stated and Greg said it’s around $2,550 dollars and on the last call I believe someone asked me what major risks that we would consider as an investor and I said two areas; one was reimbursement which you just hit on and the other one was compliance you know since we are in healthcare and you know we do not have the ability to control price as you well know so we are at the risk of Medicare coming in or CMS changing reimbursement and an awful lot to me has been to be the low-cost quality provider so what we would do to react to any price reimbursement is exactly what we’re doing now, trying to become as efficient as possible and up all our disease programs which can then go from productivity of our nurses to the utilization that we provide on an episode of care where clinically appropriate as well as just becoming more efficient in our back office setting so we’re constantly focused on those areas. As far as reimbursement cuts, giving some guidance as far as what they could be or will be you know what the industry association is telling us now that for the near time, the next twelve months to twenty-four months it’s relatively benign and not seeing anything on the horizon that’s not saying it couldn’t happen and the going forward from there I couldn’t give you a percentage. I know that historically they take (inaudible) and home health and hopefully that will lead us to believe that if they do cut back reimbursement in the future it will not be that significant. That being said, Amedisys believes a reimbursement cut could provide opportunities for us in the area of future acquisitions.

JOHN RANSOM: Maybe one way to think about it I mean that the legislative changes and the administrative changes what do you estimate your revenue per case is relative to the regional average, I mean, just to get a sense of how much acuity might be contributing to your revenue gross?

LARRY GRAHAM: John, you know, we’re operating in twelve different states and every state has a different average. In some states we’re right in line with the state and others we’ll be a little higher and others we’ll be a little lower and I know our equity mix as you well stated is a little bit higher than the average but I couldn’t give you just a ball park for the whole company.

JOHN RANSOM: Okay. All right, thanks a lot.

OPERATOR: Thank you. I’m showing no further questions. I will now turn the call back to management for any further closing comments.

BILL BORNE: Well, we appreciate everyone calling in this morning. We’re obviously excited about where we’re at as a Company today but as equally excited about the opportunities that the Company has tomorrow and caring for the geriatric population and we look forward to our next quality conference call and everybody has a great day.

OPERATOR: Thank you this does conclude this morning’s teleconference. You may disconnect your lines and enjoy your day.

END